Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 30th day of October, 2018, by and among ARC Group, Inc., a Nevada corporation (“ARC”), Fred D. Alexander, an individual (“Seller”) and SDA Holdings, LLC, a Louisiana limited liability company (“SDA”). ARC, Seller and SDA are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, Seller owns all of the issued and outstanding membership interest of SDA (the “Membership Interest”); and

WHEREAS, Seller desires to sell to ARC, and ARC desires to purchase from Seller, the Membership Interest upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1	Purchase and Sale of Membership Interest.

On the Closing Date, ARC shall purchase from Seller, and Seller shall sell, transfer, convey and deliver to ARC, free and clear of all Encumbrances, all right, title and interest of Seller in and to the Membership Interest upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

1.2	Purchase Price.

The purchase price for the Membership Interest shall be Ten Dollars ($10.00) (the “Purchase Price”).

ARTICLE II

THE CLOSING

2.1	Closing Date.

The closing of the Acquisition (the “Closing”) shall take place once all of the Closing Conditions, as defined below, are met on the date determined by Seller and ARC (the “Closing Date”).

2.2	Closing Conditions.

(a)   The obligations of Seller to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by Seller (to the extent such conditions can be waived) at or prior to the Closing, of each of the follow conditions:

i.	ARC shall have delivered the documents and taken the actions specified in Section 2.3(b);

ii.	The representations and warranties of ARC set forth in this Agreement that are limited by materiality qualifications shall be true and correct in all respects, and those not so limited shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties that are limited by materiality qualifications shall be true and correct in all respects, and those not so limited shall be true and correct in all material respects, on and as of such earlier date;

iii.	ARC shall have performed and complied in all material respects (disregarding all qualifications or limitations as to “materiality” or words of similar import) with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(b)   The obligations of ARC to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by ARC (to the extent such conditions can be waived) at or prior to the Closing, of each of the follow conditions:

i.	Seller shall have delivered the documents and taken the actions specified in Section 2.3(a);

ii.	The representations and warranties of Seller and SDA set forth in this Agreement that are limited by materiality qualifications shall be true and correct in all respects, and those not so limited shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties that are limited by materiality qualifications shall be true and correct in all respects, and those not so limited shall be true and correct in all material respects, on and as of such earlier date;

iii.	Seller and SDA shall have performed and complied in all material respects (disregarding all qualifications or limitations as to “materiality” or words of similar import) with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

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iv.	ARC shall have raised gross proceeds of at least $2,000,000 through the sale of debt or equity securities.

v.	SDA shall have become a party to the Custodian Agreement dated June 7, 2018 among Trustee Services Group (“Custodian”), Seenu G. Kasturi (“Kasturi”), Let’s Eat Incorporated, The Reilly Group, LLC, and John Reynaud (the “Custodian Agreement”), and Kasturi shall have been removed as a party to the Custodian Agreement.

(c)   The respective obligations of ARC and Seller to consummate the Acquisition are subject to the satisfaction or written waiver, in whole or in part, by Seller and ARC (to the extent such conditions can be waived) at or prior to the Closing, of the condition that no applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

2.3	Closing Transactions.

At the Closing, the following shall occur:

(a)  Seller shall deliver or cause to be delivered to ARC the following:

i.  An Assignment of Membership Interest, duly executed by Seller, conveying all of the Membership Interest to ARC, free and clear of all Encumbrances.

ii.  The written resignation of each officer and manager of SDA.

iii.  A certified Good Standing Certificate for SDA issued within 15 days of the Closing Date from each jurisdiction in which it is qualified to do business.

iv.  A certificate of the secretary of SDA, dated the Closing Date, in form and substance reasonably satisfactory to ARC, certifying (i) the articles of organization; (ii) the certificate of good standing from each jurisdiction where SDA is qualified to do business; and (iii) that there are no amendments to the articles of organization.

v.  A certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 2.2(a) shall have been satisfied.

vi.  An amendment to the Custodian Agreement providing for (w) the return to SDA of the certificate(s) evidencing 718,563 shares (the “Escrow Shares”) of common stock, par value $0.01 per share (“Common Stock”), of ARC held by the Custodian under the Custodian Agreement (x) removal of Kasturi as a party to the Custodian Agreement, (y) the delivery to the Custodian of a certificate evidencing 718,563 shares (the “Escrow Shares”) of Common Stock of ARC, and (z) addition of SDA as a party to the Custodian Agreement executed by SDA and all of the parties to the Custodian Agreement.

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vii.  All other documents and instruments necessary or reasonably required by ARC to consummate the Agreement contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to ARC.

(b)  ARC shall deliver or cause to be delivered to Seller the following:

i.  An amount equal to the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by Seller in writing no later than three business days prior to the Closing Date.

ii.  A certified Good Standing Certificate for ARC issued within 15 days of the Closing Date.

iii.  A certificate of the secretary of ARC, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying (i) the organizational documents of ARC; (ii) the certificate of good standing; (iii) that there are no amendments to the organizational documents; and (iv) any resolutions of ARC required to approve or authorize the Agreement.

iv.  A stock certificate registered in the name of Kasturi evidencing 666,667 shares of Common Stock of ARC.

v.  A stock certificate registered in the name of SDA evidencing 718,563 shares of Common Stock of ARC.

vi.  A certificate, dated the Closing Date and signed by a duly authorized officer of ARC, that each of the conditions set forth in Section 2.2(b) have been satisfied.

vii.  All other documents and instruments necessary or reasonably required by Seller to consummate the Transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SDA

Seller and SDA hereby jointly and severally make the following representations and warranties to ARC.

3.1	Organization and Qualification.

SDA is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the limited liability company power and authority to own and operate the Business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on SDA or the Business. SDA is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a material adverse effect on SDA or the Business. SDA does not have a written operating agreement and the Membership Interest is not recorded via certificate.

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3.2	Authorization; Validity and Effect of Agreement.

Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. This Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by ARC, constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

3.3	No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of his obligations hereunder, nor the consummation of the Acquisition, shall: (a) conflict with SDA’s articles of organization, (b) violate any Law applicable to Seller or SDA, or any of their respective assets or properties; or (c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller or SDA under, or result in the creation or imposition of any Encumbrances upon any properties, assets or business of Seller or SDA under, any Material Contract or any order, judgment or decree to which Seller or SDA is a party or by which Seller or SDA or any of their respective assets or properties is bound or encumbered except, in the case of clauses (b) & (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on SDA or the Business, or on Seller’s obligation to perform his covenants under this Agreement.

3.4	Ownership of Membership Interest.

Seller is the sole record and beneficial owner of the Membership Interest free and clear of all Encumbrances and the Membership Interest represents 100% of the membership interest of SDA. The Membership Interest has been validly authorized and issued and is fully paid and non-assessable and no one else has a right to purchase the Membership Interest or any other membership interest in SDA. Except for this Agreement: (a) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire all or any part of the Membership Interest or any membership interest in SDA, and (b) there are no voting trusts or other agreements or understandings to which Seller or SDA is a party with respect to the voting of the Membership Interest, and there is no indebtedness of Seller or SDA having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding membership interests in SDA, and there are no restrictions on the transfer of the Membership Interest. Except as set forth in this Agreement, SDA has no membership interests reserved for issuance. Upon the Closing of the Acquisition, ARC will have good and valid title to the Membership Interest and the Membership Interest will pass to ARC free and clear of all Encumbrances.

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3.5	Properties and Assets.

SDA has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests used in or necessary to conduct the Business, free and clear of all Encumbrances. All assets of SDA that are used in the operation of the Business are in good operating condition and repair, subject to normal wear and tear. Seller has delivered to ARC or otherwise made available to ARC, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the Business to which SDA is a party. There are no pending or, to Seller’s knowledge, threatened condemnation proceedings relating to any of the real property. None of the real property improvements (including leasehold improvements), equipment and other assets owned or used by SDA is subject to any commitment or other arrangement for their sale or use by any Affiliate of SDA or any third parties.

3.6	Litigation.

There is no Proceeding instituted, pending or threatened against SDA or Seller that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a material adverse effect on SDA or the Business, nor is there any outstanding judgment, decree or injunction, in each case against SDA that, individually or in the aggregate, has or would be reasonably likely to have a material adverse effect on SDA or the Business.

3.7	Taxes.

SDA and Seller have timely filed (or has had timely filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them or on behalf of them, respectively, and each such Tax Return was complete and accurate in all material respects. SDA and Seller have timely paid (or has had paid on its behalf) all material Taxes due and owing by them, respectively, regardless of whether required to be shown or reported on a Tax Return, including Taxes required to be withheld by them, respectively. No deficiency for a material Tax has been asserted in writing or otherwise, to Seller’s Knowledge, against SDA or Seller with respect to SDA or Seller, except for asserted deficiencies that either have been resolved and paid in full, or are being contested in good faith. There are no Encumbrances for Taxes upon any assets of SDA, Seller or the Business.

3.8	Brokers and Finders.

Neither Seller nor SDA, nor any of their respective Affiliates, has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finder’s fees in connection with the Acquisition for which ARC, SDA or Seller has or could have any liability.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARC

ARC hereby makes the following representations and warranties to Seller:

4.1	Organization and Qualification.

ARC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on ARC. ARC is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on ARC.

4.2	Authorization; Validity and Effect of Agreement.

ARC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by ARC and the performance by ARC of its obligations hereunder and the consummation of the Acquisition have been duly authorized by its board of directors and all other necessary corporate action on the part of ARC and no other corporate proceedings on the part of ARC are necessary to authorize this Agreement and the Acquisition. This Agreement has been duly and validly executed and delivered by ARC and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes a legal, valid and binding obligation of ARC, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at Law) and an implied covenant of good faith and fair dealing.

4.3	No Conflict; Required Filings and Consents.

Neither the execution and delivery of this Agreement by ARC nor the performance by ARC of its obligations hereunder, nor the consummation of the Acquisition, will: (a) conflict with ARC’s articles of incorporation or bylaws, (b) violate any Law applicable to ARC or any of the properties or assets of ARC, or (c) violate, breach, be in conflict with or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of ARC, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of ARC under, any Material Contract or any order, judgment or decree to which ARC is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (b) or (c), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on ARC or its obligation to perform its covenants under this Agreement.

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4.4	Brokers and Finders.

Neither ARC nor any of its respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Acquisition for which ARC, SDA or Seller has or could have any liability.

ARTICLE V

CERTAIN COVENANTS

5.1	Conduct of Business Prior to Closing.

(a)  During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (i) with the written consent of ARC; (ii) as otherwise expressly permitted by the terms of this Agreement; or (iii) as required by Law, SDA shall: (A) conduct its business in the ordinary course in substantially the same manner as currently conducted, and in material compliance with all Laws; and (B) use commercially reasonable efforts to preserve intact its present operations, organization and goodwill and to preserve its present relationships with customers, suppliers, Governmental Authorities and other Persons with whom Seller has business or other relationships.

(b)  Without limiting the generality of Section 5.1(a), during the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except: (i) with the written consent of ARC; (ii) as otherwise expressly permitted by the terms of this Agreement; or (iii) as required by Law, Seller shall not transfer, issue, sell, dispose or pledge of all or any part of the Membership Interest or authorize, commit or agree to do so, and SDA shall not:

(i)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing; (B) make any loans, advances or capital contributions to any other Person (other than the extension of trade credit in the ordinary course of business); or (C) make any dividend or distribution to Seller or any other Person (other than dividends or distributions in an amount necessary to cover Seller’s estimated income taxes associated with his ownership of SDA);

(ii)  amend its articles of organization;

(iii)  mortgage, pledge, create or otherwise grant any Encumbrance on any of its property or assets, whether tangible or intangible;

(iv)  issue any membership interests in SDA;

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(v)   transfer, sell or otherwise dispose of, or lease or exclusively license, any of its property or assets outside of the ordinary course of business for which the aggregate consideration paid or payable: (A) in any individual transaction is in excess of $10,000; or (B) in the aggregate is in excess of $25,000;

(vi)  or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets outside of the ordinary course of business consistent with past practice;

(vii)  enter into or materially amend or modify or terminate any Material Contract or any contract that, if it was in effect on the date hereof, would have been a Material Contract, or waive any material default under, or release, settle, or compromise any material claim against it or any material liability owing to it under any Material Contract or such other contract;

(viii)  enter into, renew, modify or revise any contract with any of its officers, members or employees, other than in the ordinary course of business consistent with past practice; or

(ix)  authorize any of, or commit or agree to take any of, the foregoing actions.

5.2	Efforts to Consummate.

(a)  Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur including: (i) defending against any Proceeding challenging this Agreement; and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided, however, that: (A) no Party shall be required to waive any of the conditions set forth in Article 2, and (B) none of ARC or Seller or any of their respective Affiliates shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (including financial, by divestiture of assets or otherwise) to any third Person except as specifically provided Article 2.

(b)  During the period commencing on the date hereof and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, Seller and SDA will use their reasonable best efforts, and ARC will cooperate with Seller and SDA, to obtain all third-party consents to the consummation of Agreement.

5.3	Publicity.

Neither Seller nor any of its Affiliates, nor any representatives of Seller or its Affiliates, shall issue any press releases or otherwise make any public statements or announcements with respect to this Agreement without the prior written consent of ARC.

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5.4	Further Assurances.

The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the consummation of the Acquisition.

ARTICLE VI

TAX MATTERS

6.1	Tax Returns.

Seller shall, or shall cause its Affiliates to, timely prepare and file, or cause to be timely prepared and filed, with the appropriate Tax Authorities all income Tax Returns required to be filed by Seller or any of its Affiliates with respect to, or that include, SDA or the Business, with respect to any taxable period ending on or prior to the Closing Date (such Tax Returns, “Seller Tax Returns”), and shall pay all Taxes shown as due on such Tax Returns.  ARC shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to SDA or the Business (excluding for the avoidance of doubt any Seller Tax Returns), as applicable, for all taxable periods ending after the Closing Date.

6.2	Transaction Taxes.

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transaction Taxes”), and any related costs for preparation of the relevant Tax Returns, shall be borne equally by Seller and ARC.  All necessary Tax Returns with respect to all such Transaction Taxes shall be prepared and filed by ARC, except where Seller or any of its Affiliates is required by Law or the administration thereof to collect, report and remit such Transaction Taxes, in which case ARC shall render all reasonable requested assistance so that Seller can report and remit such Transaction Taxes. For the avoidance of doubt, Transaction Taxes do not include income Taxes. ARC and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Transaction Tax that could be imposed.

6.3	Cooperation; Records Retention.

(a)  Seller and ARC shall reasonably cooperate, and shall cause their respective Affiliates, officers, directors, managers, employees, agents, auditors, attorneys and representatives reasonably to cooperate, in preparing and filing all Tax Returns with respect to SDA and the Business, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes, including in relation to audits of, or inquiries directed to, customers relating to transactional Taxes such as sales or use Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

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(b)  Seller and ARC shall, and shall cause their respective Affiliates to, retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of SDA and with respect to the Business until the expiration of the later of: (i) the seventh anniversary of the Closing Date, or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.  Thereafter, the party in possession of such items shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the other party of such pending destruction or disposal and offering such other party the right to copy such documents and information.  The party in possession of such items shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the other party fails to request copies thereof within 90 days after receipt of the notice described in this Section 6.3(b).

6.4	Conduct After Closing.

ARC shall not file or cause or permit SDA to file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1	Survival.

The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 7.2 or 7.3, shall survive the Closing solely for purposes of this Article VI and shall terminate as of 5:00 p.m. Eastern Standard Time on the first anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect, provided, however, that the representations and warranties related to Authorization (Sections 3.2 and 4.2), Ownership (Section 3.4), and Brokers (Section 3.8 and Section 4.4) (collectively, the “Fundamental Representations”) shall survive indefinitely. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations in this Article VI to indemnify and hold harmless any Indemnified Party (as hereinafter defined): (a) shall terminate and be of no further force or effect in respect of a breach of any representation or warranty (except for a Fundamental Representation) on the Survival Date, provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to this Section 7 to the Indemnifying Party (as hereinafter defined).

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7.2	Indemnification by ARC.

Subject to the other terms, conditions and limitations of this Agreement, from and after the Closing, ARC shall indemnify Seller and its Affiliates and its and their respective officers, directors, managers, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, all Losses actually incurred by any of the Seller Indemnified Parties to the extent arising out of:

(a)  any inaccuracy or breach by ARC of any representation or warranty made by ARC in Article IV of this Agreement; and

(b)  any failure by ARC or any of its Affiliates to perform or comply with any covenant or agreement in this Agreement.

7.3	Indemnification by Seller.

Subject to the other terms, conditions and limitations of this Agreement, from and after the Closing, Seller shall indemnify ARC and its Affiliates and its and their respective officers, directors, managers, employees, agents, successors and assigns (the “ARC Indemnified Parties”) against, and hold ARC Indemnified Parties harmless from, all Losses actually incurred by any of ARC Indemnified Parties to the extent arising out of:

(a)  any inaccuracy of or breach by Seller or SDA of any representation or warranty made by Seller or SDA in Article III of this Agreement;

(b)  any failure by Seller, SDA or any of their respective Affiliates to perform or comply with any covenant or agreement in this Agreement; and

(c)  (i) any Taxes of SDA or the Business for any period prior to Closing, and (ii) any Taxes of Seller or any Seller Affiliate (other than SDA) for any period.

7.4	Limitations on Indemnification.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud or willful misconduct:

(i)  no ARC Indemnified Party shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement (whether under this Article VI or otherwise) against Seller or any of Seller’s Affiliates with respect to any Loss, cause of action or other claim to the extent it is primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates;

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(ii)  no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other ARC Indemnified Parties in the event of an ARC Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement; and

(iii)  notwithstanding any provision to the contrary herein, an Indemnified Party  (as defined below) will not be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages (except such items as an Indemnified Party may be required to pay to a third party as a result of any Third Party Claims (as defined below) subject to indemnification hereunder), and, except as expressly provided herein, in no event shall any Indemnified Party be entitled to any recovery under a “multiple of profits,” “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology in calculating the amount of any indemnifiable Losses.

(b)  Except as set forth in the proviso to Section 7.4(a), each Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any of its Losses (including incurring costs to the extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

(c)  Except in the case of fraud or willful breach, the monetary remedies set forth in this Article VI shall provide the sole and exclusive remedy for breaches of any warranty or covenant made in this Agreement by ARC or the Seller.

7.5	Procedures for Indemnification.

(a)  Any Person making a claim for indemnification under Sections 7.2 or 7.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing (such written notice, an “Indemnification Notice”) promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”).  Each such Indemnification Notice shall describe, in reasonable detail to the extent practicable, the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

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(b)  Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and, at its option if exercised within 10 business days after receiving an Indemnification Notice, shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article VI).  If the Indemnifying Party assumes the defense of a Third Party Claim, it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification hereunder. Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, or if the Indemnifying Party, in the reasonable judgment of the Indemnified Party, has failed to diligently pursue the relevant claims or defense, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. Notwithstanding anything to the contrary in this Section 7.5(b), the Indemnified Party will have the absolute right to conduct and control, through counsel of its choosing (the reasonable fees and expenses of which shall be paid by the Indemnifying Party, subject to the limitations set forth in this Article VI), the defense, compromise and settlement of any Third Party Claim if: (i) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal Proceeding, (iii) the amount of Losses involved in such Third Party Claim exceeds the then-remaining amount available for indemnification pursuant to Section 7.4(a), or (iv) the Indemnifying Party does not elect to assume control of the defense within 10 business days after receiving an Indemnification Notice.

(c)  Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of: (i) money damages (all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(d)  In all cases, the Indemnified Party shall provide its reasonable cooperation to the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available.  If the Indemnifying Party does not assume the defense of any such Third Party Claim in accordance with the terms hereof, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, however, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(e)  Any Indemnified Party making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, however, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

ARTICLE VIII

TERMINATION

8.1	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Parties;

(b)  by ARC, upon written notice to Seller, if Seller or SDA breaches or fails to perform, in any respect, any of their respective representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a closing condition in Section 2; (ii) cannot be, or has not been, cured within 10 days following delivery by ARC to Seller of written notice of such breach or failure to perform; and (iii) has not been waived by ARC;

(c)  by Seller, upon written notice to ARC, if ARC breaches or fails to perform, in any respect, any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a closing condition in Section 2, (ii) cannot be, or has not been, cured within 10 days following delivery by Seller to ARC of written notice of such breach or failure to perform; and (iii) has not been waived by Seller;

(d)  by ARC or by Seller, upon written notice to the other party, if the Closing has not occurred within 180 days of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to ARC or Seller if the failure of such party to fulfill any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before such date; and

(e)  by ARC or Seller in the event that (i) there shall be any Law that makes the consummation of the Acquisition illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an injunction or other legal restraint or prohibition preventing the consummation of the Acquisition and such injunction, legal restraint or prohibition shall have become final and non-appealable.

8.2	Effect of Termination

In the event of termination in accordance with Section 8.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto, except for the provisions of this Section 8.2, Section 5.5, Article 9, and any corresponding definitions set forth in Article 10, each of which shall survive termination.

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ARTICLE IX

MISCELLANEOUS

9.1	Entire Agreement.

This Agreement and any schedules and exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, managers, employees, agents or representatives, in making its decision to enter into this Agreement.

9.2	Amendments and Modifications.

This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

9.3	Extensions and Waivers.

The Parties hereto entitled to the benefit of a term or provision hereof may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent or similar breach or default.

9.4	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Nothing in this Agreement is intended to confer upon any Person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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9.5	Headings; Definitions.

The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

9.6	Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

9.7	Expenses.

Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Acquisition, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

9.8	Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address set forth in the signature page hereto.

9.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

9.10	Arbitration.

Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, will be finally and exclusively settled by binding arbitration under the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration will be conducted by a neutral arbitrator appointed in accordance with the AAA rules who is independent and disinterested with respect to the parties, this Agreement and the outcome of the arbitration. The arbitration will take place in Jacksonville, Florida at a site to be chosen by the arbitrator in his or her sole and absolute discretion.  The decision of the arbitrator will be conclusively binding upon the parties and final, and such decision will be enforceable as a judgment in any court of competent jurisdiction.  The parties hereto will share equally the costs of the arbitration; provided, however, that the prevailing party will be entitled to recover its share of such costs from the other party.

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9.11	Third-Party Beneficiaries.

Except as expressly provided in Article VI or elsewhere in this Agreement: (a) nothing in this Agreement, express or implied, is intended or will be construed to confer upon any Person other than the parties hereto (or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and (b) there are no intended third-party beneficiaries under or by reason of this Agreement.

9.12	Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

ARTICLE X

CERTAIN DEFINITIONS

10.1	Certain Definitions.

As used herein:

(a)  “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

(b)   “Business” means the business of SDA.

(c)  “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(d)  “Governmental Authority” means any United States federal, state or local, or any non-United States, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(f)  “Knowledge” means: (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

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(g)  “Law” means any federal, national, state or local, whether foreign, multi-national, or domestic law (including common law), statute, treaty, regulation, ordinance, rule, judgment, governmental order, decree, approval, permit, requirement or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

(h)  “Loss” means and includes any and all liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

(i)  “Material Contract” means any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed $5,000 individually or $10,000 in the aggregate.

(j)  “Person” means an individual or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

(k)  “Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

(l)  “Tax” means: (i) any tax of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation tax, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts, and (ii) any liability for payment of amounts described in clause (i) of this definition as a result of transferee or successor liability, a contract or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

(m)  “Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

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(n)  “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, ARC and Seller have caused this Agreement to be duly executed as of the date first written above.

ARC:

ARC GROUP, INC.		Address:

6327-4 Argyle Road
By:	/s/ Richard W. Akam	Jacksonville, FL 322
Richard W. Akam
Chief Executive Officer

SELLER:

FRED D. ALEXANDER		Address:
(in his individual capacity)
3909 I Ambassador Caffery Pkwy.
Lafayette, Louisiana 70503
/s/ Fred D. Alexander

SDA HOLDINGS, LLC:
Address:

3909 I Ambassador Caffery Pkwy.
Lafayette, Louisiana 70503
By:	/s/ Fred D. Alexander
Fred D. Alexander
Manager

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